UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 2, 2005

CCI Group, Inc.

(Exact name of Registrant as specified in charter)

Utah                   333-40954                87-0648148

(State or other jurisdiction    (Commission              (I.R.S. Employer

of incorporation)           File Number)             Identification No.)

405 Park Avenue, 10th Floor, New York, New York              10022

(Address of principal executive offices)                 (Zip code)

Registrant's telephone number, including area code: 212-421-1400.

 (Former name or former address, if changed, since last report)

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Item 1.01. Entry of a Material Definitive Agreement.

On June 2, 2005, we entered into a Stock Purchase Agreement with an unaffiliated third party to acquire all the issued and outstanding shares of two companies which, through a subsidiary wholly owned by the two entities, own and operate a resort located in Antigua, West Indies, known as the St. James Club, Antigua. The purchase price for the transaction is $31,000,000, of which $27,000,000 is payable at closing and the balance is payable under a promissory note in favor of the seller. The five year note will bear interest at the rate of 7% per annum, and principal and interest will be payable monthly throughout the term based on a five year amortization. The note will be secured by a second mortgage on the resort. We have placed $250,000 in escrow which will be applied towards the total purchase price at closing. We will forfeit our deposit if we fail to close the transaction on the closing date of June 31, 2005. We also agreed to purchase outstanding timeshare receivables of the seller at a rate of 90% of the amount due at closing. We believe this amount to be approximately $3,000,000.

In order to acquire the resort, we will be required to obtain third party financing for the amounts due under the agreement.  We have negotiated or are currently negotiating various aspects of the required financing with a number of lenders and a broker dealer. We have received a formal commitment from one lender to finance a substantial portion of the acquisition price based on the value of the acquired assets, excluding the timeshare receivables, and an informal commitment from a second lender to finance the timeshare receivables. If we are successful in obtaining suitable financing, we expect that one lender will receive a first lien on the acquired assets, among other considerations, and the receivables lender will receive a first lien on the timeshare receivables.  We have not entered into formal loan agreements with either lender. We also will be required to obtain other financing in the approximate amount of $7,000,000 to complete the transaction. This financing may be in the form of the private placement of our debt or equity securities. Any such securities offered will not be registered under the Securities Act of 1933, as amended and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. We have not entered into a formal placement agreement with any broker dealer to raise these funds.

St. James Club, Antigua is a multi-faceted luxury resort situated on approximately 37 acres on the tip of a private peninsula in south east Antigua. The resort is a premier resort destination in Antigua. The resort peninsula fronts both the tranquil Mamoro Bay Beach and the reef protected Coco Beach on the Atlantic Ocean. Resort accommodations consist of:

o

The original 112 room hotel including 12 bay suites,

o

The Beach Club with 72 rooms that was completed in 2000

o

The St. James Club Village consisting of a total of 72 two and three bedroom villas, 25 of which are owned by the resort and 22 of which are participants in the resort’s St. James Vacation Club, a time share program.

The resort complex also includes a gaming casino, 4 restaurants, 5 lounges, 4 swimming pools, 6 tennis courts, fitness center, retail shops, water sports facility, and a full service yacht club with marina, facilities and resort deep sea fishing boat.

Room rates at the resort range from $250 to $750 depending on the type of accommodation and season. Guests can opt in to an all inclusive meal package at the rate of $110 per person. Resort occupancy was approximately 73% in 2004. In addition to guest accommodations, the resort sells time share packages to the villas located in the St. James Club Village. The resort also manages time share villas for a monthly fee.

The referenced Stock Purchase Agreement is attached hereto as an exhibit to this Form 8-K, and any statements contained herein regarding the agreement is qualified in its entirety by the terms of the agreement.

Item 9.01 Financial Statements and Exhibits.

Exhibit 10.19 Stock Purchase Agreement dated June 2, 2005 by and between Robert Allen Barrett and CCI Group, Inc.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                         CCI Group, Inc.

Date: June 8,  2005

                                                    /s/ Mark C. Casolo

                                                    Mark C. Casolo

                                                    Chairman

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